UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 11, 2013

GOFF, CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-176509	27-3129919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Carrera 43 A # 1-50, Torre Proteccion, Piso 6, San Fernando Plaza, Medellin, Colombia
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 57 4 605-2537

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Appointment of Director

On March 12, 2013 Mr. Manuel Vasquez Serna was appointed as a director of GOFF, Corp. (“we”, “us”, “our”, the “Company”).  Mr. Vasquez’s joins Mr. Warwick Calasse on our Board of Directors.

Manuel Vasquez Serna has over 30 years experience in mineral exploration acquired in Colombia as an engineer andexploration consultant.  Since 1979, Mr. Vasquez has been the owner and chief executive of Explotarcol LTDA., a consulting firm based in Barranquilla, Colombia which provides drilling and land development services to a range of mining and energy companies and consortiums across Colombia.  Prior to entering the private sector, Mr Vasquez served as an Army Captain of the Body of Engineers (Colombia). first as an engineer specializing in heavy equipment, and later as an expert in rock movement and the use of mining explosives, a field in which he has published several manuals and reference articles.

Since 1985 Mr. Vasquez has also served as a lecturer and professor at several of Colombia’s most esteemed engineering faculties including Universdad Del Norte (1985-1988), Universidad De Los Andes (1993-1997), Universidad Javeriana (1995-1999, 2005-2009), Universdad La Gran Colombia (1994-1999) and Universidad Del Norte De La Ciudad De Barranquilla (2003-2012).  He is a graduate of the Military School of Engineers (Colombia), a Member of the Society of Columbia Engineers, of the International Society of Engineers in Explosives (ISSE) and past President of the Regiment of Military Engineers (Colombia, Northern-Zone).  A Colombian citizen, Mr. Vasquez in 67 years of age and resides in Barranquilla, Colombia.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions, in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which Mr. Vasquez had or will have a direct or indirect material interest.

Certificate of Designation for Series “A” Preferred Stock

On March 11, 2013, our company filed a Certificate of Designation that, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation, created a Series A Preferred Stock, $0.001 par value, which series shall carry the designations, powers, preferences, rights, qualifications, limitations and restrictions described below.  There 10,000,000 shares of Series “A” Preferred Stock authorized, all of which are issued and outstanding as at the date of this report.  The designation and issuance of the Series “A” Preferred stock was first announced in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2013.  This report is being filed to disclose the certificate of designation as it has been filed with the Nevada Secretary of State.

Each share of Series A Preferred Stock shall entitle the holder to seventy-five (75) votes for each share of Series A Preferred Stock.  In any vote or action of the holders of the Series A Preferred Stock voting together as a separate class required by law, each share of issued and outstanding Series A Preferred Stock shall entitle the holder thereof to one vote per share.  The holders of Series A Preferred Stock shall vote together with the shares of common stock as one class.  The holders of the Series A Preferred Stock shall share ratably, with the holders of common stock, in any dividends that may, from time to time may be declared by the board of directors.  The holders of the Series A Preferred Stock shall rank pari passu with the holders of common stock in respect of all rights in liquidation, dissolution or winding up with all of said assets being distributed among the holders of the Series A Preferred Stock and other classes of stock ranking pari passu with the Series A Preferred Stock.

The foregoing is not a complete summary of the terms of the Certificate of Designation and reference is made to the complete text of the Certificate of Designation, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

4.1 Certificate of Designation Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOFF, CORP.

/s/ Warwick Calasse
Warwick Calasse
President and Director

Date: March 18, 2013